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                                                                      Exhibit 12

EXHIBIT 12 - STATEMENT RE: COMPUTATION OF DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

                                                                       Year ended                                 March 31,
                                                 ------------------------------------------------------     -------------------
                                                  1993        1994        1995        1996       1997         1997       1998
                                                 ------     -------     -------     -------     -------     -------     -------
Loss from continuing operations before taxes     (2,440)    (11,985)    (37,835)    (66,631)    (114,504)   (17,368)    (23,921)
Adjustments: Fixed charges                            9         100         728      11,122       39,086      3,668      16,466
                                                 -------------------------------------------------------------------------------
Adjusted losses from continuing operations       (2,431)    (11,885)    (37,107)    (55,509)     (75,418)   (13,700)     (7,455)
Interest expense from indebtedness, including
  amortization of discount                            9         100         728      11,122       39,086      3,668      16,466
                                                 -------------------------------------------------------------------------------
  Total fixed charges                                 9         100         728      11,122       39,086      3,668      16,466
Deficiency of earnings available to
  cover fixed charges:                           (2,440)    (11,985)    (37,835)    (66,631)    (114,504)   (17,368)    (23,921)
                                                 ===============================================================================